Exhibit 99.1

Gopher Protocol Issues Statement Pertaining to Affiliate Status of Third Party Institutional Investor

Gopher Protocol Inc. (“Gopher” or the “Company”) today announced that on or about May 17, 2019 its third party institutional investor (the “Investor”) holding its Senior Secured Redeemable Convertible Debenture dated December 3, 2018 (the “Debenture”) directed Gopher’s transfer agent to reserve all remaining authorized but unissued and unreserved shares for the conversions under the Debenture. Further, the Investor also submitted a “Delivery Notice,” dated May 17, 2019, that was received by the Company’s Transfer Agent in respect of the Investor’s request for the issuance of 21,638,095 (the Delivery Notice was for 31,137,366 shares, less 9,499,271 previously issued) shares of the Company’s common stock. The issuance of the 21,638,095 shares to the Investor associated with the Delivery Notice resulted in the Investor owning in excess of 10% of the currently issued and outstanding shares of the Company’s common stock

Due to the element of control over the Company’s finances and operations associated with the reservation and the Investor’s ownership exceeding 10% of the issued and outstanding shares of common stock, Gopher believes that the Investor has become an “affiliate” of the Company, as that term is defined in Rule 144(a)(1).

About Gopher Protocol Inc.

Gopher Protocol Inc. (OTCPINK: GOPH) (“Gopher”) (http://gopherprotocol.com/) is a development-stage company which considers itself a native IoT creator, developing Internet of Things (IoT) and Artificial Intelligence (AI) enabled mobile technology platforms. Gopher has a portfolio of Intellectual Property that, when commercialized, will include smart microchips, mobile and security applications and protocols, and supporting cloud software. Gopher’s system envisions the creation of a global mesh network. The core of the system will be its advanced microchip technology that can be installed in any mobile or fixed device worldwide. Gopher envisions this system as a low-cost, secure, private mesh network between any enabled devices, providing shared processing, advanced mobile database management/sharing and enhanced mobile features as an alternative to traditional carrier services.

https://www.avant-ai.net

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements”.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov).  In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, governmental and public policy changes, the Company’s ability to raise capital on acceptable terms, if at all, the Company’s successful development of its products and the integration into its existing products and the commercial acceptance of the Company’s products.  The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release.

Contact:

Doug Davis, CEO
Gopher Protocol Inc.

Media: press@gopherprotocol.com